Exhibit 99.1

Rimage Reports Strong First Quarter Operating Results

Minneapolis, MN—April 28, 2011—Rimage Corporation (Nasdaq: RIMG) today reported operating results for the first quarter of 2011 ended March 31.

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Sales of $21.5 million were up 17% from $18.4 million in the year-earlier period. First quarter sales were slightly above the previously-issued financial guidance for this period of $19 to $21 million.

•	Operating income totaled $2.3 million, an increase of 146% from $944,000 in the first quarter of 2010.
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Net income rose 116% to $1.5 million or $0.16 per diluted share, from $695,000 or $0.07 per diluted share in last year’s first quarter. Net income exceeded the guidance for this period of $0.11 to $0.15 per share.

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Cash and marketable securities totaled $117.6 million at the end of the first quarter, up from $116.8 million at the beginning of 2011. During the quarter, cash of approximately $2.0 million was used to make a strategic minority investment in BriefCam, Ltd., whose video synopsis software will enhance Rimage’s video surveillance solution with analytical capabilities. Cash also was used to purchase increased inventories of consumable supplies to mitigate potential supply disruptions resulting from the impact of the Japanese earthquake on Rimage’s supply chain.

Sherman L. Black, president and chief executive officer, commented: “We started the second year of our recovery and transformation initiative on a strong footing as Rimage’s first quarter results reflect the progress we have made at strengthening and stabilizing our core disc publishing business. First quarter revenues included shipment of $1.3 million of hardware for integration into the digital photography solution of a major national retailer. This shipment largely completed last year’s supply agreement totaling $10.6 million, which was enabled by our product refresh initiative. No similarly-sized retail agreement is anticipated this year. Excluding this retail shipment, our first quarter sales still would have exceeded the year-earlier level due to increased sales related to other business applications, the stabilization of our European operation and a 22% increase in sales of consumable supplies. In addition, we realized the first meaningful revenues from the Rimage Information Technology joint venture that was launched in late 2010. Deploying a complete digital publishing solution for medical imaging in Chinese hospitals, this joint venture is expected to generate a growing revenue stream over the balance of 2011. As anticipated, sales of our public safety solutions were minimal in the first quarter, but additional orders are forecasted for the second half of the year, which coincides with the federal government’s buying season.”

He continued: “Rimage’s supply chain was adversely affected by the earthquake that devastated the northern coastline of Japan in March, but we have effectively managed this event without any disruption to our global sales. Having secured alternative sources of supply at some additional material and transportation expense, we expect to fulfill all of our second quarter orders. The situation in Japan remains fluid and we are continuing to monitor developments closely.”

Black added: “Our core disc publishing business is mature and being impacted by technology substitution. In response to changing customer needs, we continued development of our previously announced virtual publishing initiative during the first quarter. As the next stage of a logical technology evolution for Rimage, virtual publishing represents a potential new growth engine. Development is proceeding on schedule and we expect to start beta testing this product later in the second quarter. It remains our goal to launch a first-generation virtual publishing solution by the end of this year.”

For the second quarter of 2011, Rimage is forecasting earnings of $0.07 to $0.10 per diluted share on revenues of $19 to $21 million. The earnings guidance reflects the impact of higher costs related to securing alternative sources of media supplies in the aftermath of the Japan earthquake as well as slightly higher operating expense. Rimage also reiterated its full-year guidance for earnings of $0.55 to $0.65 per diluted share on sales of $80.0 to $85.0 million. In addition, operating cash flows are expected to remain robust throughout 2011.

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For additional information, contact
James Stewart, CFO Rimage Corporation 952/944-8144	Richard G. Cinquina Equity Market Partners 904/415-1415

RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statements of Income Information:

	Three months ended March 31,
	2011	2010

Revenues	$21,456	$18,370
Cost of revenues	10,672	9,718
Gross profit	10,784	8,652
Operating expenses:
Research and development	1,552	1,441
Selling, general and administrative	6,906	6,267
Total operating expenses	8,458	7,708
Operating income	2,326	944
Other income, net	34	145
Income before income taxes	2,360	1,089
Income tax expense	877	394
Net income	1,483	695
Net loss attributable to noncontrolling interest	15	—
Net income attributable to Rimage	1,498	695

Net income per basic share	$0.16	$0.07
Net income per diluted share	$0.16	$0.07
Basic weighted average shares outstanding	9,494	9,476
Diluted weighted average shares outstanding	9,543	9,557

Consolidated Balance Sheet Information:

	Balance as of
	March 31, 2011	December 31, 2010
Cash and marketable securities	$117,649	$116,772
Receivables	13,380	13,764
Inventories	6,249	4,502
Total current assets	139,243	136,532
Property and equipment, net	7,093	7,528
Total assets	152,397	148,044
Current liabilities	16,667	16,303
Long-term liabilities	5,573	3,104
Noncontrolling interest	494	506
Stockholders’ equity	130,157	128,637

Conference Call and Replay

Rimage Corporation will review its first quarter operating results in a conference call at 10:00 AM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference will be available for one month at 303-590-3030 with the conference ID: 4434262. In addition, the webcast of the conference call will be archived in the investor relations section of Rimage’s web site.